SCHEDULE A

NORTHERN LIGHTS FUND TRUST IV

Date Last Amended: July 15, 2020

The following series of Northern Lights Fund Trust IV are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
FormulaFolios Hedged Growth ETF	0.25%
FormulaFolios Smart Growth ETF	0.25%
FormulaFolios Tactical Growth ETF	0.25%
FormulaFolios Tactical Income ETF	0.25%
Main Sector Rotation ETF	0.25%
Sage ESG Intermediate Credit ETF	0.25%
Sterling Capital Focus Equity ETF	0.25%

*	The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Acknowledged and Approved by:

Northern Lights Fund Trust IV:		Northern Lights Distributors, LLC:

By:	/s/Wendy Wang	By:	/s/William J. Strait
	Wendy Wang		William J. Strait
	President		President